Exhibit 99.4

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock

(Including the Associated Common Stock Purchase Rights)

of

CSK AUTO CORPORATION

for

(I) Between 0.3673 and 0.4285 of a Share of Common Stock of

O’REILLY AUTOMOTIVE, INC. and (II) $1.00 in Cash, Subject to Possible Reduction

by

OC ACQUISITION COMPANY

an indirect wholly-owned subsidiary of

O’REILLY AUTOMOTIVE, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON JULY 10, 2008, UNLESS THE OFFER IS EXTENDED.

June 11, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter relates to the offer by OC Acquisition Company, a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”) for each outstanding share of common stock, $0.01 par value (the “Common Stock”), including the associated common stock purchase rights, of CSK Auto Corporation, a Delaware corporation (“CSK”), in exchange for (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction, as described below, on the terms and conditions contained in the Prospectus, dated June 11, 2008 (the “Prospectus”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The number of shares of O’Reilly common stock received for each validly tendered share of Common Stock, together with the associated rights to purchase Common Stock issued pursuant to the Rights Agreement, dated February 4, 2008, between CSK and Mellon Investor Services LLC (“common stock purchase rights” and, together with the Common Stock, the “Shares”), will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received per Share will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under the CSK credit agreements prior to the completion of the Offer. CSK has indicated to O’Reilly that, as of the date of the Prospectus, it does not anticipate obtaining any waivers or consents under its credit agreements prior to the anticipated completion of the Offer.

The Offer is being made in connection with the Agreement and Plan of Merger among O’Reilly, Purchaser and CSK, dated as of April 1, 2008 (as amended, the “Merger Agreement”). The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into CSK (the “Merger”), with CSK surviving the Merger as an indirect wholly-owned subsidiary of O’Reilly. If necessary to preserve the intended treatment of the Offer and the Merger as a tax-free reorganization for United States federal income tax purposes, O’Reilly will cause CSK to merge, immediately after the Merger, with and into a direct, wholly-owned, limited liability company subsidiary of O’Reilly that is treated as a disregarded entity for United States federal income tax purposes. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.    The Prospectus dated June 11, 2008.

2.    The Merger Agreement (attached as Annex A to Prospectus).

3.    The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

4.    The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Prospectus cannot be completed, prior to 12:00 midnight New York City time, on July 10, 2008, unless the Offer is extended (the “Expiration Date”).

5.    A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.    A copy of the CSK’s Solicitation/Recommendation Statement on Schedule 14D-9 dated June 11, 2008, which has been filed by CSK with the Securities and Exchange Commission.

7.    Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

8.    A return envelope addressed to Mellon Investor Services LLC (the “Exchange Agent”).

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended, amended or earlier terminated, the terms and conditions of any such extension, amendment or termination), Purchaser will accept for exchange Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when and if Purchaser gives oral or written notice to the Exchange Agent of Purchaser’s acceptance of such Shares for exchange pursuant to the Offer. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (the “Certificates”) or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer of such Shares into the account of the Exchange Agent, at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal.

Neither O’Reilly nor Purchaser nor any officer, director, stockholder, agent or other representative of O’Reilly or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Exchange Agent and as described in the Prospectus) with respect to soliciting tenders of Shares pursuant to the Offer.

Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights expire at 12:00 midnight, New York City time, on July 10, 2008 unless the offer is extended.

In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and all other documents required by the Letter of Transmittal must be received by the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Any holder of Shares who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Prospectus on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in “The Offer—Guaranteed Delivery” of the Prospectus.

Any inquiries you may have with respect to the Offer should be addressed to Innisfree M&A Incorporated, the Information Agent for the Offer, at (212) 750-5833 (call collect).

Requests for copies of the enclosed materials may also be directed to the Information Agent at the above telephone number.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall constitute you the agent of O’Reilly, Purchaser, CSK, the Information Agent, the Exchange Agent or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.

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